Exhibit 4.1 – Aviva Capital Accumulation Plan

DATED 25 April, 2006

ABACUS CORPORATE TRUSTEE LIMITED
AND
AVIVA PLC

DECLARATION OF TRUST

Aviva Capital Accumulation Plan

Deloitte & Touche LLP
180 Strand
London
WC2R 1BL
tel. 020 7936 3000

THIS DECLARATION OF TRUST is made the 25 day of April 2006

BETWEEN

(1)           Aviva Plc ("Aviva") whose registered office is situated at St Helen's, 1 Undershaft, London, EC3P 3DQ, incorporated in England and Wales No. 2468686 of the one part; and

(2)           Abacus Corporate Trustee Limited whose registered office is situated at La Motte Chambers, St Helier, Jersey, Channel Islands JE1 1BJ incorporated in Jersey No. 68138, (hereinafter called "the Original Trustee") of the other part.

WHEREAS

A.           Aviva wishes to establish a Trust as set out in this Declaration of Trust with a view to the Trustees of such Trust holding assets for the benefit of selected individuals and their families, and with an object of making distributions as determined to be appropriate, but not so as to provide benefits consisting of or including relevant benefits (as defined by section 393B ITEPA (as amended by Section 249 FA 2004)) to any person.

B.           It is no part of the purpose of this Trust to provide retirement or death benefits.

C.           Aviva has paid the sum of £100 to the Original Trustee to be held upon the Trusts set out in this Declaration of Trust.

NOW THEREFORE IT IS HEREBY DECLARED as follows:

1.           DEFINITIONS

In this Declaration of Trust unless the context otherwise requires the following expressions have the following meanings respectively:

(a)           "the Beneficiaries" means (subject always to Clause 16(b) below) the present or former Employees and the members of the Family of such present or former Employees but excluding any Jersey tax residents and "Beneficiary" has a corresponding meaning;

(b)           "the Company" means Aviva Plc;

(c)           "charity" means any trust, company, foundation, institution or other organisation established exclusively for charitable purposes in accordance with the laws of England and Wales;

(d)           "Dependant" in relation to an Employee, or former Employee means anyone who is financially dependent upon that individual. This includes anyone who shares living expenses with, or receives financial support from, the Employee or thriller Employee, and whose standard of living would be adversely affected by the loss of that person's contribution or support. The Trustee's decision as to whether someone is another individual's Dependant will be final;

(e)           "Employee" means an individual who is employed by a Group Company under a contract of service (including individuals who are employed as executive office-holders);

(f)           "Employee Taxation" means all taxation (including without limitation pay-as-you-earn taxation or other deduction of tax at source and/or national insurance or other social security contributions (or equivalent)) payable by a Beneficiary by reason of any addition or contribution to the Trust Fund or the entitlement to or receipt of any benefit, distribution or transfer of assets under this Trust (but excluding capital gains or equivalent taxation), and which the relevant Group Company or the Trustee is obliged by applicable law to withhold;

(g)           "Excluded Person" means the following person or classes of person:

(i)           the Trustees;

(ii)           the Company and any Group Company;

(h)           "Family" in relation to an Employee means spouse, person with whom the Employee had entered into a civil partnership under the Civil Partnership Act 2004, widow or widower, former spouse (provided that he/she is a Dependant of the Employee), Dependants, parents, children, stepchildren, adopted children, grandchildren, siblings, grandparents, grandparents of his or her spouse, descendants of those grandparents, aunts, uncles, nephews and nieces;

(i)           "FA 2004" means the Finance Act 2004;

(j)           "Group Company" means the Company and any holding company or subsidiary of the Company and any other subsidiary of any such holding company (within the meaning of section 736 of the Companies Act 1985);

(k)           "ICTA" means the Income and Corporation Taxes Act 1988;

(1)           "ITEPA" means the Income Tax (Earnings and Pensions) Act 2003;

(m)           "the Trustee" means the Original Trustee or other Trustees or Trustee for the time being of the Trust;

(n)           "the Trust Fund" means the said sum of £100, all property at any time added thereto by way of further settlement, accumulation of income lawfully made, capital accretion or otherwise and all property from time to time representing such money, property accumulation and accretions;

(o)           "the Trust Period" means the earlier of the period of eighty (80) years beginning with the date of this Declaration of Trust (which number of years shall be the perpetuity period applicable hereto); or such earlier date as the Trustees shall specify (not being a date earlier than the execution of such deed); and

(p)           "the Trust" means the Trust declared by this Declaration of Trust.

2.	TRUSTS OF CAPITAL

The Trustee shall, during the Trust Period, hold the Trust Fund and the income thereof upon Trust for such of the Beneficiaries in such shares and on such trusts whatsoever and subject to such powers and provisions whatsoever and by whomsoever exercisable as the Trustee shall in its absolute discretion during the Trust Period revocably or irrevocably by writing appoint.

3.	APPLICATION OF INCOME AND CAPITAL

Subject as aforesaid

(a)           the Trustee shall keep income separate from capital by paying income as it arises into a separate account;

(b)           the Trustee shall have the power to accumulate all or any income from time to time;

(c)           subject to clause 7 below, the Trustee shall have power exercisable during the Trust Period to pay or apply all or any part or parts of the capital or income of the Trust Fund to or for the benefit of such of all or any one or more of the Beneficiaries in such shares and in such manner generally as the Trustee shall in its absolute discretion think fit.

4.	USE OF TRUST FUND

(a)           Without prejudice to the generality of the foregoing it shall be lawful for the Trustee in exercise of the foregoing powers and discretions to pay or apply income or capital of the Trust Fund:

(i)           by transferring the same to the Trustees of any other trust to be held by them on the trusts applicable to capital monies comprised in such other trust if such transfer would not infringe any rile against perpetuities, provided that such other trust shall only be capable of benefiting the classes of persons referred to in section 86(l) Inheritance Tax Act 1984;

(ii)           by paying any taxes, duties or other fiscal imposition for which the Trustee may become liable in any part of the world notwithstanding that such liability may not be enforceable in the courts of the jurisdiction where this Trust is for the time being administered.

(b)           Where there is more than one Trustee, they may exercise any power or discretion in favour of any person notwithstanding that he is a director of a corporate Trustee which is one of the Trustees so long as either he has not voted on any resolution of the directors of such corporate Trustee relating to such exercise or there is another Trustee, who is neither a Beneficiary nor a corporate Trustee whose directors include a Beneficiary.

5.	RECOMMENDATIONS FROM THE COMPANY

(a)           In the exercise of its powers and discretions the Trustee shall consider any written recommendations made to it by a Group Company but the Trustee shall not be bound to comply with any such recommendations.

(b)           The Trustee may rely without further enquiry on any written information or communication given to it by a Group Company including (but not limited to) information as to whether any individual is or is not a Beneficiary and the Trustee's decision based on any such information shall be final and binding on all parties.

6.	RECOMMENDATIONS FROM RESTRICTED BENEFICIARIES

(a)           In the exercise of its powers and discretions, the Trustee shall consider any recommendations made to it by a Beneficiary but the Trustee shall not be bound to comply with any such recommendations.

(b)           Where any recommendation is made by a Beneficiary which is not followed by the Trustee, the Trustee shall be under no obligation to explain why they decided not to follow that recommendation.

7.	RESTRICTIONS ON POWERS

(a)           In the exercise of its powers and discretions, the Trustee shall not take into account the fact or prospect of an Employee's retirement or death as a reason for or against paying or applying all or any part or parts of the capital or income of the Trust Fund to or for the benefit of any one or more of the Beneficiaries to the intent that the Trust shall not be used to provide retirement or death benefits.

(b)           The Trustee shall not provide any benefits to any Beneficiary other than cash distributions or transfers of Trust assets, unless the Company gives its prior written consent.

(c)           For the avoidance of doubt, permitting any one or more of the Beneficiaries to use Trust assets shall not constitute a benefit for the purposes of Clause 7(b) above provided that such Beneficiary pays a market rent for the use of such Trust asset.

8.	RESIDUAL TRUST

(a)           Subject as previously mentioned the Trustee shall during or at the end of the Trust period hold the Trust Fund and the income thereof upon trust for such charity or charities as the Trustee shall in its absolute discretion (but before the end of the Trust Period) determine.

(b)           The receipt of such person as the Trustee reasonably believes to be the treasurer or other proper officer of a charity is a sufficient discharge to the Trustee in respect of any property so paid or transferred and the Trustee is not obliged to see to the application of such property.

9.	POWERS OF TRUSTEE

The Trustee shall (in addition to all other powers vested in it under this Trust or by law) have the following powers:

(a)           All powers of investment, sale, charging, dealing, disposition and management (and all other powers) of an absolute beneficial owner of the Trust Fund;

(b)           Notwithstanding the generality of (a), power to invest Trust monies in the acquisition (either by the Trustee alone or by it jointly with any other person or body of Trustees) by purchase or otherwise of shares in or debentures of the Company whether or not such shares or debentures constitute the whole of the Trust Fund;

(c)           Power to invest or hold or allow to remain in the name or under the control of any person as nominee of the Trustee the whole or such part of the Trust Fund as the Trustee shall in its absolute discretion think fit and the Trustee shall not be liable for any loss to the Trust Fund or the income thereof occasioned by the exercise of this power;

(d)           Power in its absolute discretion so long as at least one director of the Trustee shall have no interest therein to enter into any contract disposition or transaction with any director of any corporate Trustee hereof (whether such director shall be acting alone or jointly with other persons) if the Trustee could lawfully have entered into the same if dealing with persons not being directors of a corporate Trustee;

(e)           Power to delegate to any person (including a director of a corporate Trustee) at any time, for any period, in any manner and upon any terms whatever (including provision for reasonable remuneration) all or any of the powers (including the power to sub-delegate) and discretions imposed on or given to the Trustee under this Declaration of Trust or by law or otherwise;

(f)           Power for any director of the Trustee to be employed and remunerated as a director or other officer or employee or as agent or adviser of any company body or firm in any way connected with the Trust Fund and to keep as his property (and without being liable to account therefore) any remuneration, commission, fees or profits received by him in any such capacity notwithstanding that his situation or office may have been obtained or may be held or retained in right or by means or by reason of his position as a director of the Trustee or of any shares, stock, property rights or powers whatever belonging to or connected with the Trust Fund;

(g)           Power for the Trustee at any time to borrow monies on the security of the Trust Fund or any part thereof or on personal security only for any purpose for which Trust monies may be applied in accordance with this Declaration of Trust including the purpose of investment only and on such terms as to the payment of interest (if any) and as to repayment as the Trustee shall in its absolute discretion think fit;

(h)           Power for the Trustee to arrange for any instrument of transfer whereby any part of the Trust Fund is transferred to a Beneficiary (whether pursuant to the exercise of an option or otherwise) to be stamped pursuant to applicable law and to pay the related stamp duty, if any;

(i)           Power to purchase insurance policies or make such other provisions as may seem appropriate in order to make provision for employees and former employees of the company against future termination of their employment with a Group Company by reason of their disablement by accident during service or by reason of their death by accident during service;

(j)           Power to offset any Trustee expense (including for the avoidance of doubt any income or capital expense) from any part or the Trust Fund.

10.	EXCLUSION OF LIABILITY

(a)           Notwithstanding any rule of law equity or otherwise to the contrary nothing in this Declaration of Trust shall oblige or impose on the Trustee any duty to preserve or enhance the value of the Trust Fund and accordingly the Trustee shall not be liable to anyone actually or prospectively interested hereunder for any failure to preserve or enhance the Trust Fund or any part of it except in the case of fraud wilful misconduct or gross negligence on the part of the Trustee who is sought to be made liable.

(b)           No Trustee shall be liable for any loss or damage which may happen to the Trust Fund or the income thereof arising from any improper investment or purchase made by him in good faith or the fraud, negligence or wilful misconduct of any agent employed by him or by any other Trustee of the Trust although his employment was not strictly necessary or expedient or by reason of any mistake or omission made in good faith by any Trustee of the Trust or by reason of any other matter or thing (including negligence) except fraud or wilful misconduct on the part of the Trustee who is sought to be made liable.

(c)           The Trustee shall be discharged from any further liability in respect of the whole or any part of the Trust Fund, which is transferred to any person pursuant to the terms of this Trust.

(d)           The Trustee shall not incur any liability whatsoever arising from:

(i)           anything done or omitted in conformity with any advice given or purporting to have been given by any adviser or manager appointed or employed by the Trustee in connection with the Trust or the delegation to any such adviser or manager of all or any of the Trustee's powers and discretions; or

(ii)           the Trustee having made investments or otherwise in any manner whatsoever having acted in accordance with recommendations of a Group Company.

(e)           The Trustee shall be under no obligation to (i) become directors or officers, or interfere in the management or affairs, of any company, any of the shares or stocks of which are, for the time being, comprised in the assets of the Scheme or any company associated with such company, notwithstanding that the Trustee has (whether directly or indirectly) a substantial holding in or control of any such company; or (ii) seek information about the affairs of any such company but may leave the conduct of the affairs of any such company to its directors or other persons managing the company (so long as they have no actual notice of any act of dishonesty on the part of such directors or others in connection with the management of the company).

11.	CORPORATE TRUSTEE

(a)           Any Trustee who shall be a company authorised to undertake trust business shall be entitled to act as a Trustee on terms and conditions as may from time to time be agreed between such trustee and the Company or in default of the Company the person or persons by whom the power of appointing new or additional trustees hereof is for the time being exercisable and in the absence of any such published terms and conditions in accordance with its published terms and conditions for trust business in force from time to time including (in addition to reimbursement of such company's expenses costs and other liabilities) the right to remuneration and the incidence thereof and in addition such company or person connected with such company being a banker broker investment adviser or engaged in any other profession business or trade may without accounting for any resultant profit act in such capacity and perform any service on behalf of the Trust and on the same terms as with a customer.

(b)           Any Trustee or person connected with a Trustee who shall be a solicitor advocate attorney or accountant or engaged in any other professional business or trade shall be entitled to charge be reimbursed and be paid out of the Trust Fund his usual professional or other charges for work or business done or transacted or time expended by him or his firm or any employee or partner of his in the execution of or otherwise in relation to the Trust including acts which a Trustee not being in that or any profession business or trade could have done.

(c)           Nothing in this Trust shall prevent any director of the Trustee or any person connected with a director of the Trustee from contracting or entering into any financial banking or other transaction with the Trustee or any company or body any of whose shares or securities form part of the Trust Fund or from being interested in any such contract or transaction and the Trustee shall not be liable to account to any person interested under the Trust for any profit or benefit made or derived by the Trustee thereby or in connection therewith.

(d)           Any Trustee or person or company connected to the Trustee shall be entitled to retain any commissions or retrocessions which would or may become payable as a result of dealing with the Trust Fund notwithstanding that such commission is payable as a direct or indirect result of dealing with the Trust Fund.

12.	APPOINTMENT AND REMOVAL OF TRUSTEE

(a)           The power to appoint new and additional trustees of this Trust shall be vested in the Company.

(b)           The Company may at any time remove any Trustee and any Trustee may at any time by serving not less than thirty days' notice in writing to the Company retire from the trusts of the Trust (and so that if after such removal or retirement there shall be no continuing Trustee the Company shall at the same time as such removal is effected or forthwith appoint a new trustee or trustees in place of such retired or removed Trustee) PROVIDED that no Trustee shall be personally liable tbr acting as a Trustee after the date upon which he had been removed but prior to actual receipt of notice by him of such removal and shall continue to be entitled to remuneration and the indemnity contained in this Declaration of Trust conferred on the Trustee until all Trust assets have been transferred to the new or continuing Trustee.

(c)           Any person and whether an individual or a body corporate may be appointed as a Trustee provided that they are not resident in the UK at any time from the date of their appointment as Trustee to the date of their retirement as Trustee.

13.	CHANGE OF GOVERNING LAW

Notwithstanding anything contained in this Declaration of Trust the Company may at any time during the Trust Period declare that the powers and provisions of the Trust shall from the date of such declaration take effect in accordance with the law of such other territory as shall be therein specified and as from the date of such declaration:

(a)           the law of such other territory shall be the law applicable hereto and the Courts in such other territory shall be the forum for the administration hereof but subject to the powers conferred by this clause and until any further declaration is made hereunder; and

(b)           the Company (with the prior written consent of the Trustee) shall have the power to make such amendments to the terms of clauses 2 to 6, 8 to 13, 18 and 19 of this Declaration of Trust as may be reasonably necessary in order to ensure that no provision in this Declaration of Trust becomes illegal void or voidable under the law applicable thereto

PROVIDED THAT the foregoing power shall not be exercisable in any manner which might directly or indirectly cause this Declaration of Trust under the law applicable thereto to become illegal void or voidable.

14.	AMENDMENT OF DECLARATION

The Company may at any time alter or add to all or any of the provisions of clauses 2 to 6, 8 to 13, 18 and 19 of this Declaration of Trust in any respect whether or not such alteration or addition adversely affects the interest of any of the Beneficiaries PROVIDED that no such alteration or addition:

(i)           shall affect any vested interest in the Trust Fund or income thereof subsisting prior to such alteration or addition; or

(ii)           shall apply to any part of the Trust Fund (or the income thereof) if the Trustee shall previously have exercised the power of appointment conferred by clause 2 above in respect of such parts of the Trust Fund by an irrevocable appointment or by a revocable appointment unless and to the extent that the same shall previously have been revoked;

(ii)           may be made which would have the effect of prejudicing the status of this Trust as a Trust satisfying the conditions set out in Section 86 of the Inheritance Tax Act 1984;

(iii)           may be made which would result in the Trust being administered in the United Kingdom;

(iii)           may be made which would result in the Trust being an Employer Financed Retirement Benefits Scheme for the purposes of Section 393 ITEPA as amended by FA 2004 or a relevant non-UK scheme for the purposes of Schedule 34 FA 2004; or

(iv)           may be made to this clause 14 or clauses 7, 15, 16, 17, 20 or 21.

The Trustee with the consent of the Company shall have power from time to time to release or to any extent to restrict the future exercise of any powers conferred on it by this Trust or by law notwithstanding the fiduciary nature of any such powers.

15.	EXCLUDED PERSONS

No provision of this Trust shall operate and no discretion or power conferred upon the Trustee or any other person under this Trust or by law shall be capable of being exercised in such manner as shall cause any part of the capital or income of the Trust Fund to be distributed or lent to paid or applied to or for the benefit of an Excluded Person whether directly or indirectly in any circumstances whatsoever.

16.	SEGREGATION OF FUNDS

(a)           Notwithstanding the foregoing provisions of this Trust the Trustee shall hold all sums contributed by a particular company (together with the property and monies from time to time representing the same and the income thereof) separate from all sums contributed by any other company and shall hold the same upon Trust for those Beneficiaries who are employees or former employees of the contributing company or members of the Family of such employees or former employees to the exclusion of the other Beneficiaries.

(b)           Notwithstanding the foregoing provisions of this Trust the Trustee shall have power exercisable in its discretion at any time or times during the Trust Period by instrument in writing (revocable during the Trust Period whether with or without the consent of any person(s) or in-evocable) to declare in relation to the capital and income of the whole or any specified part or parts of the Trust Fund that the expression "Beneficiaries" should be limited to a specified person(s) or class of persons.

17.	TRUSTEE'S INDEMNITY

(a)           The Trustee and its officers, employees, nominees and agents shall be indemnified from the Trust Fund against any costs expenses or liabilities whatsoever to which they shall be or become liable in relation to this Trust by virtue of any act omission event or thing whatsoever (including without prejudice to the generality of the foregoing the preparation of this Declaration of Trust) unless such costs expenses or liabilities shall be attributable to fraud or wilful misconduct or gross negligence on the part of the Trustee or other person whom or which it is sought to make liable.

(b)           Notwithstanding the terms of clause 17(a), in the event the Trust Fund is insufficient or at the discretion of the Trustee, the Trustee and its directors, officers, employees, nominees and agents shall be indemnified by the Company (in place of the Trust Fund) against any costs expenses or liabilities whatsoever to which they shall be or become liable in relation to this Trust by virtue of any act omission event or thing whatsoever (including without prejudice to the generality of the foregoing the preparation of this Declaration of Trust) unless such costs expenses or liabilities shall be attributable to fraud or wilful misconduct or gross negligence on the part of the Trustee or other person whom or which it is sought to make liable.

18.	PAYE AND NATIONAL INSURANCE

Notwithstanding the foregoing provisions of this Trust if at any time(s) hereafter the Trustee proposes to pay or apply any income of capital of the Trust Fund or provide any benefit to or for a Beneficiary who is (or who is a member of the Family ot) an Employee of any Group Company and such payment or provision will or might give rise to a liability upon any Group Company to account for any Employee Taxation then, before such payment or provision is made, the Trustee must: (i) consult with the relevant Group Company to agree the amount of Employee Taxation that may be due; (ii) if and when any such payment or provision is made the Trustee must account directly to the relevant Group Company or appropriate authorities for such Employee Taxation payable in respect thereof (and the Trustee shall have no right against any Group Company to be reimbursed for such Employee Taxation) and (iii) if and when any such payment or provision of benefit is made the Trustee must advise the Company of such payment or provision of benefit and confirm the amounts of Employee Taxation paid in respect of the payment or provision of benefit.

Notwithstanding the foregoing provisions of this Trust the Trustee shall have no power to make any payment or transfer or create any asset to or fbr the benefit of an employee or former employee that would give rise to a liability upon any Group Company for Class 1 or Class 1 A NIC except with the prior written consent of such Group Company.

19.	PROPER LAW

The proper law of this Trust shall be the law of England and Wales.

20.	COMPLIANCE WITH LAW AND REGULATORY REQUIREMENTS

(a)           Section 31 of the Trustee Act 1925 shall be deemed to apply to the Trust Deed as it the words "may, in all the circumstances, be reasonable" had been omitted from paragraph (i) of subsection (1) thereof and the words "the Trustees may think fit" had been substituted therefore; and the proviso at the end of subsection (1) thereof had been omitted therefrom.

(b)           Section 32 of the Trustee Act 1925 shall be deemed to apply to the Trust Deed in relation to any money, securities or other property comprised in the Trust Fund or any part thereof as if the words "one half of were omitted from proviso (a) of subsection (1) thereof.

(c)           Section 11(1) of the Trusts of Land and Appointment of Trustees Act 1996 shall not apply to this Trust and accordingly the Trustees may exercise all their powers relating to land without consulting any Beneficiary.

(d)           The Trustee shall take all reasonable steps to ensure that the Company is able to comply with the requirements of the law of England and Wales.

21.	IRREVOCABILITY

This Declaration of Trust is irrevocable.

22.	EXECUTION IN COUNTERPART

This Declaration of Trust may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Declaration of Trust but all counterparts put together constitute but one and the same instrument.

IN WITNESS whereof the duly authorised representatives of Aviva Plc and the Original Trustee has signed this Declaration of Trust the day and year first before written

Signed by
for and
on behalf of Aviva Plc

...............................................

Executed and delivered as a deed under the common seal of Abacus Corporate Trustee Limited acting through:

IN WITNESS whereof the duly authorised representatives of Aviva Plc and the Original Trustee has signed this Declaration of Trust the day and year first before written

Executed as a deed under the Common Seal of Aviva Plc in the presence of:

Executed and delivered as a deed under the common seal of Abacus Corporate Trustee Limited acting through:

________________________________
Authorised Signatory

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Authorised Signatory